EXHIBIT 10.4

PRODUCTION SERVICES AGREEMENT

This Agreement (the “Agreement”) dated as of September 23, 2004 between Coming Home Studios, LLC, a limited liability company organized under the laws of the State of California, whose address is at 6161 Santa Monica Boulevard, Suite 100, Los Angeles, California 90028 (“Contractor”), on the one hand; and CHS/SRS, LLC, a limited liability company organized under the laws of the State of California, whose address is at 6161 Santa Monica Boulevard, Suite 100, Los Angeles, California 90028 (the “Company”) on the other hand, is made with reference to the following:

A.                                   The Company wishes to provide $1,800,000 (the “Funding Amount”) to finance the Completion (as defined below) and distribution of the following concert videos (the “Concert Videos”) under the respective artist agreements set forth on Exhibit A hereto (the “Artist Agreements”):

Duran Duran
Boz Scaggs—Jazz
Boz Scaggs—Greatest Hits
Godsmack
All Access

B.                                     The Company desires to engage Contractor to produce the Concert Videos.

In consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.                                       Services.

A.                                   Subject to the terms and conditions set forth herein, the Company engages Contractor, and Contractor accepts such engagement on an independent contractor basis, to perform all production services and provide all other services, personnel, materials and elements requested by the Company or otherwise necessary, desirable or appropriate for the production, completion and delivery to the Company of the Concert Videos (the “Services”), including, but not limited to, (i) all equipment, stage/set construction material for the Concert Videos; (ii) all transportation services or arrangements for the Concert Videos; (iii) ensuring compliance with Artists Agreements; (iv) sound editing and mixing; (v) music editing; (vi) rough cut and final edits of the Concert Videos; (vii) coordinating all budgeting and accounting activities (and in the event that the cost to complete the Concert Videos exceeds the Funding Amount, any such excess costs shall be paid by Contractor or by additional funding contributed by the Company in accordance with the Company’s Operating Agreement); (vii) coordinating the hiring of all above-the-line and below-the-line personnel; (ix) coordinating all pre-production, production and post-production schedules subject to the Company’s prior written approval; (x) obtaining all necessary and customary legal clearances; (xi) ensuring compliance with all applicable laws and governmental regulations and guild agreements, if any; (xii) obtaining all production-related agreements prepared by Contractor’s business and legal affairs personnel; (xiii) providing written reports (including cost, schedule and progress reports) to the Company as to all development, pre-production, production, and post-production activities; and (xiv) any other services necessary to produce, Complete and deliver ready for exhibition and/or exploitation the Concert Videos.  The Concert Videos will consist of footage from live concert performances by the artists as set forth in each respective Artist Agreement.  The Concert Videos will be comprised of music performances totaling not less than 90 minutes for exploitation in domestic and foreign television markets, not less than 60 minutes for an alternate television version, and not less than 120 minutes for exploitation in domestic and foreign home video markets (including, but not limited to, VHS and DVD). The Company at any time may inspect and/or cause to be inspected the production of the Concert Videos and the performance of the Services, and the Company may make objections thereto to Contractor, which Contractor agrees to promptly correct.

B.                                     Contractor agrees that all contracts and agreements with persons or entities rendering services, furnishing facilities, equipment or other material or granting rights in connection with such production, completion and delivery shall be entered into in Contractor’s name, shall be fully assignable to the Company and shall contain the terms and conditions customary in the United States  entertainment industry for the applicable type of services, material or rights being rendered, furnished or granted. It is expressly understood that all rights and benefits flowing to Contractor under each such contract and agreement shall inure to the benefit of the Company and shall be deemed, and hereby are, irrevocably assigned to the Company throughout the universe in perpetuity concurrently with the effectiveness of such contract or agreement.  Notwithstanding anything herein to the contrary, all copyrights to the Concert Videos shall be co-owned by Contractor and the artists under the respective Artist Agreements, provided, however, that all proceeds received by the Contractor in respect of its ownership interest in the copyrights shall be contributed by the Contractor to the Company in accordance with the Operating Agreement of the Company.

C.                                     Contractor hereby agrees that Contractor has entered into or will enter into valid and binding written agreements with all persons or entities rendering services in connection with the Concert Videos which shall provide, among other things, a representation and warranty from every person and entity who contributes to the creation of the Concert Videos, whether under employment or engagement to Contractor by formal agreement or otherwise (each, a “Contributor”), that the results and proceeds of all the Contributor’s services shall be a “work-made-for-hire” within the meaning of the U.S. Copyright laws (and to the extent any such results and proceeds are not deemed a “work-made-for-hire”, all rights in such results and proceeds shall be automatically and irrevocably assigned to Contractor throughout the universe in perpetuity), that the Contributor waives all moral rights in connection with the Concert Videos together with any other rights which are not capable of assignment, that the Contributor agrees not to make unauthorized disclosure or use of the Company’s proprietary information, that the Contributor agrees to execute any further documentation relating to such transfer or waiver or relating to the results and proceeds of Contributor’s services at the request of Contractor, failing which Contractor, or the Company as Contractor’s attorney-in-fact, is authorized to execute same as Contributor’s attorney-in-fact, and that the Contributor will look solely to Contractor for payment of compensation for all services in connection with the Concert Videos. Contractor hereby agrees to make or cause to be made when due all payments which may be required to be remitted to persons or entities rendering services or furnishing equipment, facilities, rights or other material to Contractor in connection with the Concert Videos and to make such deductions and withholdings from and payments on account of such sums, including, without limitation, all payments of taxes and other contributions which have arisen or may arise out of the services to be rendered or the equipment, facilities, rights or other material to be furnished by any Contributor in connection with the Concert Videos as are required or permitted to be deducted and withheld from or paid on account of sums paid to the Contributor under the provisions of applicable laws or regulations or applicable union or guild agreements, if any.

D.                                    Contractor shall keep and maintain books and records with respect to the production of the Concert Videos which books and records any member of the Company or its designee shall have access to at all times reasonably required by any member of the Company and which shall be subject to audit and inspection by the Company or its designee at any time. Said books and records, along with vouchers, receipts and other documents and information reflecting all receipts by Contractor and all expenses and charges incurred by Contractor in connection with the production of the Concert Videos, shall be the sole property of the Company.

2.                                       Start Date.  Contractor’s engagement hereunder shall commence on or about the date hereof.

3.                                       Delivery.  Contractor agrees to deliver for distribution Complete Concert Videos in accordance with the delivery schedule set forth as Exhibit “B”, which is attached hereto and incorporated herein by this reference.  “Complete” or “Completion” shall mean, with respect to any Convert Video, delivery by Contractor of an authored DVD master of the Concert Video ready for replication and distribution, including without limitation video, sound track, graphics, packaging (including approved Coming Home Studios LLC and SRS Labs, Inc. ad slicks and promotional materials), artwork and screen capture, as applicable, in accordance with standard industry practices.  Contractor acknowledges that time is of the essence.

4.                                       (a)  Compensation & Expenses.  As complete consideration for all of Contractor’s services hereunder and for all rights granted and to be granted hereunder by Contractor, provided Contractor is not in breach or default hereof, Contractor shall be entitled to receive the following production fees:

Concert Video	Production Fee
Duran Duran	$200,000
Godsmack	$75,000
Boz Scaggs	$90,000	(aggregate, Jazz and Greatest Hits)
All Access	$—
Total	$365,000

(b)  Allocation of Funding Amount; Costs and Expenses.  The Contractor and the Company agree that the Funding Amount shall be allocated for accounting purposes among the Concert Videos as follows:

Concert Video	Funding Amount
Duran Duran	$860,000
Godsmack	$340,000
Boz Scaggs Jazz	$175,000
Boz Scaggs Greatest Hits	$175,000
All Access	$250,000
Total	$1,800,000

Contractor shall be responsible for the payment of all costs and expenses in connection with the production of the Concert Videos, and the completion and delivery of the elements and materials in connection therewith, including, but not limited to, all fees, compensation, and expenses due in connection with the services of all above-the-line and below-the-line personnel engaged or employed in connection with the Concert Videos, and obtaining all underlying rights, licenses, clearances or permissions, including licenses for music synchronization, music performance and literary and other material (except as otherwise owned or controlled by the Company).  Notwithstanding the foregoing, in the event that the actual cost to produce the Concert Videos exceeds the Funding Amount, Contractor shall be responsible for all overages unless such overages are funded by additional funding from the Company in accordance with the Company’s Operating Agreement.  All profits, losses and cash distributions in respect of the Concert Videos are to be allocated pursuant to the terms of the Company Operating Agreement

5.                                       Tax Treatment.  In the event it is determined by the Company, in its sole discretion, to elect to create a structure in order to qualify for favorable tax treatment, tax relief and/or tax shelter arrangements in connection with the Concert Videos, Contractor hereby agrees to fully cooperate in connection therewith, including such efforts as may be required in contracting with third parties in order to facilitate the aforementioned purposes. It is expressly understood and agreed that any and all tax relief or benefits relating hereto shall accrue and be payable solely to the Company. The terms of any such election will be set forth, if at all, in an amendment to this Agreement or in any “long form” formal agreement that may be entered into by the parties hereto in connection with the subject matter hereof.

6.                                       Subcontractors.  All work performed by such key subcontractor(s) shall be warranted to the same extent as that performed by Contractor, and Contractor shall remain responsible for the actions of such third parties.

7.                                       Key Personnel.  Contractor warrants and represents that Daniel E. Catullo, III shall be available on a non-exclusive, but first-priority basis to perform producer services on, and oversee production of, the Concert Videos; and has or will have a valid employment agreement with Contractor, and will continue his employment with Contractor until delivery of all Concert Videos under this Agreement.

8.                                       Independent Contractor.  It is understood and agreed that Contractor is acting as an independent contractor in the performance of the services hereunder, and nothing herein contained shall be deemed to create an agency relationship between Contractor and the Company. Contractor shall in no event be entitled to participate in, or to receive any benefits from, any of the Company’s benefit or welfare plans, specifically including, but not limited to, coverage under the Company’s workers’ compensation program. the Company shall have no obligation whatsoever to compensate Contractor on account of any damages or injuries which Contractor may sustain as a result or in the course of the performance of Contractor’s services hereunder. Contractor shall be solely responsible for the payment of all Federal and state income taxes, social security taxes, Federal and state unemployment insurance and similar taxes and all other assessments, taxes, contributions or sums payable with respect to the Contractor and/or Contractor’s employees and Subcontractors as a result of or in connection with the services performed by Contractor hereunder and Contractor shall file all returns and reports with respect to any of the foregoing. The exercise by the Company of its rights of direction, control and approval under this Agreement shall not operate to relieve Contractor of its obligations; nor shall it create any agency, employment or partnership between Contractor and the Company; nor shall it render the Company to be the employer or supervisor of Contractor or any of its employees nor shall it create any liability on the part of the Company as such.

9.                                       Representations & Warranties.

A.                                   Contractor represents and warrants that: (i) Contractor is a duly organized and existing limited liability company and is presently in good standing under the laws of the state, province and/or country of its organization; (ii) the consent of no other person or entity is necessary for Contractor to enter into and fully perform this Agreement and Contractor has not done and will not do any act and has not made and will not make any grant, assignment or agreement which will or might conflict or interfere with the complete enjoyment of all of the Company’s rights hereunder; (iii) the Concert Videos shall be of first-class quality and shall have at least the same production standards as works produced by first-class producers of feature length motion pictures for home video distribution and network television broadcast; (iv) all material composed or created by Contractor hereunder shall be original with Contractor and shall not infringe upon or violate the privacy of, or constitute a libel or slander against, or violate any common law statutory right or any other right of any person, firm, or corporation; and (v) none of the rights herein granted or agreed to be granted to or vested in the Company has been transferred to any third party and all said rights are free of any liens, claims and encumbrances whatsoever in favor of any third party.  None of said rights or any right to exercise the same has been in any way limited, diminished or impaired, there being no claims, litigation or other proceedings pending or threatened adversely affecting the Company’s rights hereunder.

B.                                     The Company represents and warrants that: (i) the Company is a duly organized and existing limited liability company and is presently in good standing under the laws of the state, province and/or country of its incorporation; (ii) the consent of no other person or entity is necessary for the Company to enter into and fully perform this Agreement; (iii) all material provided by the Company to Contractor shall be original with the Company and/or owned and controlled by the Company, and shall not infringe upon or violate the privacy of, or constitute a libel or slander against, or violate any common law statutory right or any other right of any person, firm, or corporation.

10.                                 Indemnification.

A.                                   Contractor shall defend, hold harmless and indemnify the Company and its subsidiaries, its Members, related and affiliated companies, assignees and licensees, and the officers, directors, employees and agents of each of the foregoing and hold it and them harmless from and against any and all claims, demands, causes of action, losses, liabilities and expenses (including, without limitation, attorneys’ fees) in connection with any third party claim or action arising out of the breach of any of Contractor’s representations, warranties or agreements herein.

B.                                     The Company shall defend, hold harmless and indemnify Contractor and its subsidiaries, related and affiliated companies and the officers, directors, employees and agents of each and to hold it and them harmless from and against any and all claims, demands, causes of action, losses, liabilities and expenses (including, without limitation, attorneys’ fees) in connection with any third party claim or action arising out the breach of any of the Company’s representations, warranties or agreements herein, excluding such matters as are covered by Contractor’s indemnification of the Company hereunder or which result from Contractor’s tortious conduct.

11.                                 Insurance.  Contractor shall, at Contractor’s cost and expense, procure and maintain in full force and effect at all times during production of the Concert Videos a comprehensive general liability policy (including, but not limited to, providing coverage for loss or damage to the delivery materials and other production elements), worker’s compensation and event cancellation, errors and omissions and such other insurance policies as are customarily required by the Company. Contractor shall deliver to the Company upon execution of this Agreement evidence satisfactory to the Company of such insurance coverage in the form of valid insurance certificates listing the Company as a named additional insured. The foregoing policies must cover claims, regardless of when raised, based on occurrences relating in any way to the Services and/or the Concert Videos and shall include a provision requiring the insurer to give the Company prompt written notice, not exceeding thirty (30) days, of any cancellation or modification. The errors and omissions policy must remain in full force and effect for a period of seven (7) years from the date of completion of the Concert Videos. Contractor shall promptly replace any insurance which has been cancelled or modified.

12.                                 Publicity.  No publicity or public announcements by Contractor regarding the business relationship set forth herein shall be made without prior written consent of the Company, provided, however that nothing herein shall prohibit any member of the Company from making any disclosure regarding this Agreement or the business relationship set forth herein which may be required under applicable law, as determined in the sole discretion of such member.

13.                                 No Obligation.  The Company shall not be obligated exhibit, distribute, transmit, advertise, exploit or otherwise make use of the Concert Videos or any of the Results and Proceeds created by or worked upon by Contractor.

14.                                 Termination.

A.                                   The Company may, by written notice to Contractor, terminate this Agreement if Contractor is in material breach of any term, condition or provision of this Agreement, which breach is not cured within five (5) days after receiving written notice of such breach, if curable; provided that if Contractor has previously been notified of a curable material breach of this Agreement, and has cured such breach, Contractor shall not be entitled to any additional opportunity to cure such, or subsequently similar, breaches of this Agreement. (For purposes of clarification, in the event Contractor fails to timely deliver materials, is provided written notice from the Company of a breach, cures, and then subsequently fails again to timely deliver materials, Contractor shall not be entitled to cure such subsequent breach.)

B.                                     The Company reserves its right to terminate this Agreement without any further obligation to Contractor if the development or production of the Concert Videos is terminated. In the event the development or production of the Concert Videos is terminated at the Company’s election, and not as a result of a breach by Contractor, the Company shall pay Contractor all non-cancelable, fully burdened and accrued payments through the date of such termination within thirty (30) business days of terminating this Agreement.

15.                                 Remedies.  In the event of any breach of this Agreement by the Company, Contractor’s rights shall be limited to the right, if any, to seek money damages in an action at law. The Company waives any right to rescind the rights granted to the Company hereunder (all of which rights shall immediately and fully vest with the Company) and waives any right to enjoin the development, production, promotion, distribution or other exploitation of the Concert Videos (or any part thereof). Contractor hereby agrees that the Company shall be entitled to seek injunctive and other equitable relief to restrain, enjoin or prevent the breach of any obligation herein by Contractor, in addition to any other rights which the Company may have; however, pursuit by the Company of one remedy shall not be construed as a waiver of any other remedy. The failure or delay of the Company to enforce any of its rights hereunder shall not be deemed a waiver of any kind.

16.                                 Assignment.  This Agreement shall not be assigned by Contractor or modified except by mutual written agreement between Contractor and the Company. In addition, the Company shall have the right to assign this Agreement (or any of its rights hereunder) to any person, firm or corporation. The Company shall be released and discharged from the obligations so assumed if such person, firm or corporation is financially responsible and assumes in writing the obligations of the Company hereunder.

17.                                 Attorneys’ Fees.  If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including all reasonable attorneys’ fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, and all of the costs and expenses, including, reasonable attorneys’ fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions hereof.

18.                                 Governing Law; Venue; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of California, without regard to conflict of law principles. Contractor agrees that any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein (including without limitation, tort claims) shall be instituted and prosecuted under the exclusive jurisdiction of any state or Federal court empowered to enforce this Agreement located in Los Angeles County, California and waives any objection thereto on the basis of personal jurisdiction or venue. However, the Company may, in its sole and exclusive discretion, exercise the option to initiate (or to dismiss its suit, action or proceeding in California and then initiate) any such suit, action or proceeding in any court of competent jurisdiction in any territory in which Contractor is present or conducts business or other activities. In any suit, action or proceeding initiated in any state or Federal court in California, Contractor irrevocably submits to the jurisdiction and venue of all state and Federal courts of California and waives any and all objection to such jurisdiction that Contractor  may have under the laws of the State of California or the United States and also waives any right to challenge the convenience of California as an appropriate forum.

19.                                 Severability.  If any provision of this Agreement shall for any reason be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

20.                                 Paragraph Headings.  Paragraph headings are for ease of reference only and shall not have any effect upon the construction of this Agreement or any of the terms or provisions hereof.

21.                                 More Formal Agreement.  The parties hereto may enter into a more formal agreement containing the foregoing and such other standard terms and conditions customarily included in the Company’s agreements of this type (including, but not limited to, force majeure, termination, insurance, security interests, incapacity and default, confidentiality, name and likeness/publicity, notices, etc.) which are incorporated herein by this reference. However, until such time as said more formal agreement is executed by the parties hereto, if ever, this Agreement shall constitute the sole and complete and binding agreement between the parties regarding the subject matter hereof.

22.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more executed counterparts of this Agreement may be delivered by facsimile, with the intention that they shall have the same effect as an original executed counterpart hereof.

[Signature Page Follows]

[Signature Page to Production Services Agreement]

IN WITNESS WHEREOF, Contractor and the Company have duly executed this Agreement as of the date first written above.

CHS/SRS, LLC		COMING HOME STUDIOS, LLC
(the “Company”)		(“Contractor”)

By:	COMING HOME STUDIOS LLC
	Its: Manager	/S/ DANIEL E. CATULLO III
By: DANIEL E. CATULLO III
Its: Manager
By:	/S/ DANIEL E. CATULLO III
DANIEL E. CATULLO III

EXHIBIT “A”

ARTIST AGREEMENTS

1.               Artist agreement between CHS and Duran Duran Ltd. dated March 1, 2004;

2.               Operating agreement between CHS and Duran Duran L & I dated as of May 8, 2004              relating to DD/CHS, LLC;

2.               Artist agreement between CHS and Godsmack Partnership dated March 18, 2004;

3.               Artist agreement between CHS and Gray Cat Records, Inc. dated as of April 11, 2003 executed August 18, 2003; and

5.               Unexecuted Distribution Agreement between CHS and Ideal Entertainment dated May 21, 2004.

EXHIBIT “B”

DELIVERY DATES

Boz Scaggs—Greatest Hits	August 3, 2004
Godsmack	September 13, 2004
All Access	October 2004
Boz Scaggs—Jazz	January 2005
Duran Duran	March 2005